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EXHIBIT 23.4

SERVIÇOS INTELIGENTES DIGITAÇÃO E PROCESSAMENTO S/S LTDA-ME

We consent to the references to our firm under “Prospectus Summary” in the Registration Statement on Form F-3 and related prospectus of Gol Linhas Aereas Inteligentes S.A. (“Gol”) for the registration of its non-voting preferred shares and in “Item 4—Business Overview” in the Annual Report on Form 20-F, as amended, for the year ended December 31, 2005 of Gol.

SERVIÇOS INTELIGENTES DIGITAÇÃO E
PROCESSAMENTO S/S LTDA-ME

By: /s/ Amélia Colícchio Ribeiro
Name: Maria Amélia Colícchio Ribeiro
Title: Director

Sao Paulo, Brazil

May 16, 2006